                            ASSET PURCHASE AGREEMENT
                                     AMONG


                            VENUS EXPLORATION, INC.,
                             A DELAWARE CORPORATION

                                      AND

                           ALLEGHENY INTERESTS, INC.,
                                      AND
                        MERIDIAN EXPLORATION CORPORATION
                             DELAWARE CORPORATIONS

                            ASSET PURCHASE AGREEMENT



                  This Asset Purchase Agreement is made and entered into this 26th day of January, 1999 by and between VENUS EXPLORATION, INC., a Delaware corporation ("Seller") and ALLEGHENY INTERESTS, INC. and MERIDIAN EXPLORATION CORPORATION, Delaware corporations (collectively "Purchaser").

                                   BACKGROUND

                  Seller is the owner of certain assets which Seller desires to sell and transfer to Purchaser and Purchaser desires to purchase and receive from Seller for the consideration and upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, for and in consideration of the promises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                  SECTION 1. TRANSFER OF ASSETS. Upon and subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer, convey and assign to Purchaser on the date provided in Section 2 hereof, free and clear of all liens, pledges, and encumbrances of every kind, character, and description created by Seller, and Purchaser agrees to purchase and acquire from Seller on the said date, the Interests (as "Interests" are defined in Section 1.1 of this Agreement).

                           1.1 INTERESTS DEFINED. As used herein, the term
"Interests" means the aggregate of all right, title and interest owned by Seller in, to and under the following:

                           A. The oil, gas and mineral leases and the operating
rights, mineral interests, royalty interests, overriding royalty interests, payments out of production and interests in or under unit agreements described in Exhibit A (the "Leases"), insofar as the Leases cover and relate to the lands and depths also described in Exhibit A (the "Land");

                           B. All other contracts, (including but not limited
to operating agreements, gas purchase contracts and crude oil purchase contracts) agreements, leases, licenses, permits, easements and orders directly related to the Leases or the Land, the operations conducted or to be conducted thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto;

                           C. All wells (including, without limitation,
disposal, supply or injection wells), personal property, fixtures (including, without limitation, plants, gathering systems, pipelines, compressors and dehydration and other treatment facilities), equipment (including, without limitation, inventory and supplies) and improvements as of the date of execution of this Agreement and as of the Closing Date located on the Leases or the Land, or upon lands pooled or unitized therewith, or upon lands covered by said agreements, licenses or easements, or used or obtained in connection therewith or with the operation or maintenance thereof or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and all original books, files, seismic records and tapes (to the extent Seller may convey ownership or rights concerning the use of same), other records and information of Seller (including without limitation all land, geological, geophysical and accounting files and records) pertaining in any way to the Interests.

                           D. All of Seller's right, title and interest in the
XC 1990 Special Credit Drilling Partnership, Ltd., a limited partnership organized and existing under the laws of the State of Colorado (the "Partnership"), including, but not limited to Seller's ownership of partnership units therein, and, to the extent Seller can convey such rights, the right to serve in the capacity of the Managing General Partner of the Partnership, and the right to serve as operator of the Partnership properties.

Meridian Exploration Corporation shall be the Purchaser of Seller's interests in the Partnership. Allegheny Interests, Inc. shall be the Purchaser of all other property, real, personal or mixed, included within the Interests.

                           1.2 LIMITED ASSUMPTION OF LIABILITIES. Purchaser
shall assume and discharge as they become due, the liabilities and obligations accruing from and subsequent to the Closing Date pursuant to the Leases, the contracts, agreements, licenses, permits, easements and orders, and the wells, all as more fully defined at Section 1.1 as to the Interests, and no others, excluding any such liability arising due to the malfeasance of Seller, or due to a breach of such instruments by Seller prior to Closing.

                  SECTION 2. THE CLOSING. The sale and purchase provided in this Agreement shall be closed on the 27th day of January, 1999. The law firm of Sherrard, German & Kelly, P.C. shall serve as the settlement firm ("Closing Escrow Agent"). All documents required by both Seller and Purchaser for Closing shall be deposited with the Closing Escrow Agent on or before the Closing Date. At such time as Seller notifies the Closing Escrow Agent that the consideration has been received by wire transfer at Seller's depository bank, the Closing Escrow Agent shall be authorized to release to Purchaser the transfer instruments and related documents transferring title to the Interests to Purchaser. The date and event of the sale and purchase are, respectively, hereinafter referred to as the "Closing Date" and the "Closing."

                  SECTION 3. PAYMENT OF CONSIDERATION.

                           3.1 BASIC AMOUNT. The purchase price for the
Interests, subject to adjustment as provided in this section, shall be One Million One Hundred Seventy Thousand Dollars (U.S.) ($1,170,000.) (the "Purchase Price"), which shall be paid by Purchaser on the Closing Date in immediately available funds.

                           3.2 ADJUSTMENTS IN PURCHASE PRICE. The Purchase
Price shall be decreased by an amount equal to the proceeds received by the Seller for the sale of hydrocarbons produced and sold from the Leases since the chart changing, which occurred on or about 8:00 o'clock a.m. prevailing time, December 1, 1998 (the "Effective Time"). The Purchase Price shall be increased by the value of the oil in the tanks at the Effective Time, which value shall be determined by the actual proceeds received by the Seller via its sale of such oil following Closing, net of landowner royalty and any other burdens on production, and the Seller's reasonable expenses required to market said oil following Closing, including transportation.

                           3.3 INTENTIONALLY LEFT BLANK.

                           3.4 CLOSING STATEMENT. Seller shall deliver to
Purchaser on or before the Closing Date a statement in the form attached hereto as Exhibit 3.4 (the "Closing Statement") setting forth the adjustments to the Purchase Price provided in Section 3.2. The Closing Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry.

                  SECTION 4. CLOSING DOCUMENTS.

                           4.1 DOCUMENTS TO BE DELIVERED BY THE SELLER. Seller
agrees to deliver to the Purchaser at the Closing the following, which shall be in form and substance satisfactory to Purchaser and its counsel:

                           A. Such bills of sale, deeds, assignments, and
executed counterparts of assignment and assumption agreements, as shall be reasonably necessary, in the opinion of counsel for Purchaser, to transfer to Purchaser all of the Interests with covenant of special warranty of title only, together with written consents of all parties whose consent to such assignment is required. The assignment of Interests by Seller and the assignment of Seller's interest in the Partnership shall be substantially in the forms attached hereto as Exhibit 4.1.A. Other than the special warranty of title, the Interests will be sold "AS IS," with all faults, and without warranties of merchantability or fitness for a particular purpose.

                           B. Any documents needed to be filed with state
authorities to record the change of operator of the Wells.

                           C. A copy of all of the Seller's books and records
and other data relating to the Interests:

                           D. A copy, certified as of the date of the Closing
by the Secretary of the Seller, of the resolutions of the Seller's Board of Directors, authorizing the execution, delivery and performance of this Agreement and the related documents; and

                           E. Incumbency certificates, dated the date of
Closing, executed by the Secretary of the Seller, which shall certify by name and title and bear the signature of the officers of the Seller, respectively, authorized to sign this Agreement and the related documents.


                           4.2 DOCUMENTS TO BE DELIVERED BY PURCHASER.
Purchaser agrees to deliver to Seller at the Closing the following documents which shall be in form and substance satisfactory to the Seller, and its counsel:

                           A. The Purchase Price;

                           B. A copy, certified as of the date of Closing by
the Secretary of Purchaser, of the resolutions of the Purchaser's Board of Directors, authorizing the execution, delivery and performance of this Agreement and the related documents; and

                           C. An incumbency certificate, dated the date of the
Closing, executed by the Secretary of Purchaser, which shall certify by name and title and bear the signature of the officers of Purchaser authorized to sign this Agreement and the related documents.

                  SECTION 5. ACCESS TO PROPERTIES AND RECORDS. From and after the date of this Agreement, Seller shall afford to the officers, attorneys, accountants, and other authorized representatives of Purchaser free and full access to the wells, equipment, properties, books and records of the Seller relating to the Interests in order that Purchaser may have full opportunity to make whatever investigation it shall desire of the Interests, provided that the investigation shall not unreasonably interfere with the operations of the Seller.

                  SECTION 6. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants unto Purchaser that as of the date hereof:

                           6.1 DUE ORGANIZATION.

                           A. Seller is a corporation duly organized and in
good standing under the laws of the State of Delaware. Seller has the power to own its properties and assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes proper qualification necessary.

                           B. To the actual knowledge, information and belief
of Seller, the Partnership is a limited partnership duly organized and in good standing under the laws of the State of Colorado, and the Partnership has the power to own its properties and assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business makes proper qualification necessary.

                           6.2 AUTHORITY. Seller has full power and authority
to execute and deliver this Agreement and to perform all of its obligations hereunder in accordance with the terms hereof; all necessary corporate action to authorize this Agreement and the consummation of the transactions contemplated hereby on the part of Seller has been duly and effectively taken, including without limitation, the approval thereof by the Board of Directors of Seller; and this Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms.

                           6.3 INTENTIONALLY LEFT BLANK.

                           6.4 OIL AND GAS LEASES, REAL ESTATE LEASES AND
RELATED RIGHTS. To the actual knowledge, information and belief of Seller, the Seller is, to the extent described in Exhibit A, lessee or holder under the real estate leases, oil and gas leases, including but not limited to leases included within all drilling pools and units, rights-of-way and easements which are included among the Interests, all of which real estate leases, oil and gas leases, rights-of-way and easements are described on Exhibit A. To the actual knowledge, information and belief of Seller, the Seller and/or the Partnership, as applicable, now enjoys and on the Closing Date will enjoy quiet and undisturbed possession under each of said leases, rights-of-way and easements to the extent described in Exhibit A. To the actual knowledge, information and belief of Seller, the Seller and/or the Partnership, as applicable, is vested with good and marketable title to each of said real estate leases, oil and gas leases, rights-of-way and easements. To the actual knowledge, information and belief of Seller, all landowner royalties, overriding royalties, net profit interests, oil payments and any and all other burdens on production, which burdens are reflected in the percentage interests set forth on Schedule 6.5, are in full force and effect, and all payments due thereon will be fully and timely paid at or prior to Closing.

                           6.5 WELLS. To the actual knowledge, information and
belief of Seller, Schedule 6.5 contains a true, correct and complete list of all oil and gas wells in which the Seller and/or the Partnership, as applicable, has an interest which are among the Interests, including the percentage and type of interest therein, provided, however, Seller makes no warranties regarding such interest, other than the special warranty provided for elsewhere herein.

                           6.6 OWNED AND LEASED TANGIBLE PERSONAL PROPERTY.
Attached hereto as Schedule 6.6 is an inventory of all items of tangible, personal property and equipment included within the Interests. To the actual knowledge, information and belief of Seller, title to all of such owned equipment and fixtures and other items of tangible personal property is held by the Seller and/or the Partnership, as applicable, free and clear of any claim, lease, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction or lien or encumbrance of any kind or nature whatsoever, except as set forth on Schedule 6.6.

                           6.7 INTENTIONALLY LEFT BLANK.

                           6.8 TAXES. To the actual knowledge, information and
belief of Seller, Seller and/or the Partnership, as applicable, has timely and properly filed all tax returns and reports and forms which it is or has been required to file, either on its own behalf or on behalf of the Partnership or other persons or entities related to the ownership and/or operation of the Interests, including but not limited to sales, use, occupation, property, excise, ad valorem and severance taxes, all such returns and reports and forms being true and correct and complete in all respects, and has paid or will pay at or prior to Closing or when such taxes become due, all taxes, including penalties and interest, if any, which have or will become due pursuant to such returns or reports or forms or pursuant to assessments relating to the ownership and/or operation of the Interests by Seller and/or the Partnership.

                           6.9 OPERATING AGREEMENTS. To the actual knowledge,
information and belief of Seller, attached hereto, made part hereof and marked
Schedule 6.9 is a true and correct schedule listing all of the operating agreements to which the Seller or the Partnership is a party, which are included among the Interests (the "Operating Agreements"). To the actual knowledge, information and belief of Seller, neither the Seller nor the Partnership is in default under any of the Operating Agreements, no claim of default thereunder has been asserted against the Seller or the Partnership and no party to any of the Operating Agreements has, through the date of execution of this Agreement by Seller, advised Seller or the Partnership in writing of any proposed amendment to, or requested in writing any change in the operating fees payable under the Operating Agreements. Except as disclosed herein, to the actual knowledge, information and belief of Seller, no condition or state of facts exists which, with notice or the passage of time or both, would constitute a default under any of said Operating Agreements, as to time or manner of performance, or as to warranties thereunder, or otherwise, except as indicated on Schedule 6.9. To the actual knowledge, information and belief of Seller, all preferential rights to purchase provided for in the Operating Agreements and which are made effective by the transactions contemplated hereunder are indicated on Schedule 6.9.

                           6.10 PROCESSING, SALE AND TRANSPORTATION OF
PRODUCTION. Except as described in Schedule 6.10, to the actual knowledge, information and belief of Seller, neither the Seller nor the Partnership has produced or sold gas subject to balancing rights of third parties (including without limitation other owners of interests in the Land and purchaser of production therefrom) or subject to balancing duties under governmental requirements, and neither the Seller nor the Partnership is obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause, or under any similar arrangement, to deliver oil, gas or other minerals produced from or allocated to any of the Interests at any time after the Effective Time without receiving full payment therefor at the time of delivery. Except as described in Schedule 6.10, to the actual knowledge, information and belief of Seller, neither the Seller nor the Partnership has collected any proceeds from the sale of hydrocarbons produced from the Interests which are subject to refund. Except as set forth in Schedule 6.10, to the actual knowledge, information and belief of Seller, proceeds from the sale of oil, gas and natural gas liquids from the Interests are being received by the Seller and the Partnership in a timely manner and are not being held in suspense for any reason. To the actual knowledge, information and belief of Seller, Seller has described in Schedule 6.10 and made available to Purchaser for examination all contracts and agreements pursuant to which hydrocarbons produced from the Interests are treated, compressed, sold, transported, processed or otherwise disposed of or marketed. Except as disclosed in Schedule 6.10, to the actual knowledge, information and belief of Seller, no person has any call upon, option to purchase or similar rights with respect to the Interests or to the production therefrom.

                           6.11 ENVIRONMENTAL MATTERS. Except as disclosed in
Schedule 6.11, to the actual knowledge, information and belief of Seller (i) neither the Seller nor the Partnership, with respect to its respective ownership or operation of the Interests has placed or caused to be placed any Hazardous Substance or Hazardous Waste upon or within the properties included within the Interests and as such the Seller and the Partnership are currently in compliance with all applicable environmental laws and (ii) neither the Seller nor the Partnership have materially violated any applicable environmental law in effect prior to the date hereof. As used in this Agreement, the terms (i) "Environmental Laws" include but are not limited to any federal, state or local law, statute, charter or ordinance, and any rule, regulation, binding interpretation, binding policy, permit, order, court order or consent decree issued pursuant to any of the foregoing, which pertains to, governs or otherwise regulates any of the following activities, including without limitation (a) the emission, discharge, release or spilling of any substance into the air, surface water, groundwater, soil or substrata; (b) the manufacturing, processing, sale, generation, treatment, storage, disposal, labeling or other management of any waste, hazardous substance or hazardous waste, and (ii) "Hazardous Substance" and "Hazardous Waste," include any substance defined as such by an applicable environmental law. To the actual knowledge, information and belief of Seller, there is currently no environmental liability in connection with the Interests arising under Environmental Laws. To the actual knowledge, information and belief of Seller, there are currently no underground storage tanks whatsoever, including, but not limited to underground gasoline tanks, brine tanks or any other storage tank that would hold any and all liquid or gaseous products.

                           6.12 REGULATORY JURISDICTION. To the actual
knowledge, information and belief of Seller, neither the ownership nor the operation of the Interests by the Seller is currently subject to certificate authority or rate regulation under the Natural Gas Act or the Natural Gas Policy Act as an interstate pipeline, natural gas company, marketing affiliate or other federally jurisdictional entity, nor subject to certificate authority or rate regulation under the applicable law of the State of West Virginia as a public utility.

                           6.13 NO ADVERSE CHANGES. Except as set forth on
Schedule 6.13 hereto, since the Effective Time, there has not been:

                           A. any mortgage or pledge of, or creation of any
lien, pledge, charge, security interest or encumbrance respecting, the Interests, except for liens of current property taxes not yet due and payable;

                           B. any damage, theft, destruction or casualty loss,
whether or not covered by insurance, adversely affecting the interests;

                           C. any sale, lease, transfer or assignment of the
Interests;

                           D. any loss, waiver or release of any material
rights of the Seller with respect to the Interests, whether or not in the ordinary course of business or consistent with past practice;

                           E. the negotiation or execution of any arrangement,
agreement or understanding with respect to the Interests to which the Seller is a party which cannot be terminated on notice of thirty days or less without cost or penalty;

                           F. any work performed or materials furnished to the
Seller or the Partnership which could result in the creation of a mechanic's, materialmen's or other lien against all or any portion of the Interests; or

                           G. any other transaction, contract or commitment
entered into by the Seller with respect to the Interests otherwise than in the ordinary course of business.

                           6.14 CLAIMS OR LITIGATION. Except as disclosed in
Schedule 6.14, to the actual knowledge, information and belief of Seller, there is neither any suit, action, claim, investigation or other proceeding pending or threatened before any court or governmental agency, board, department, commission, bureau, or instrumentality (including but not limited to any federal, state, local or foreign governmental agency or body concerned with the control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, safety or health, zoning or land use), against the Seller or the Partnership or, to the actual knowledge and belief of Seller, any state of facts existing which could give rise to any such proceedings; and neither Seller nor the Partnership is in violation of any order, decree or judgment of any court or arbitration tribunal or governmental board, department, commission, bureau, instrumentality or agency which would adversely affect the Interests.

                           6.15 COMPLIANCE WITH LAWS. To the actual knowledge,
information and belief of Seller, Seller and the Partnership have complied in all material respects with all applicable laws, statutes, rules and regulations, orders and engineering standards of federal, state, local and foreign governments and governmental agencies applicable to the Interests and no claim of violation (or basis therefor) of any such laws or regulations exists on the date hereof.

                           6.16 LICENSES AND PERMITS. To the actual knowledge,
information and belief of Seller, Seller has provided to Purchaser all material licenses, franchises, permits and other authorizations from federal, state, local and other governmental or administrative authorities (an "Authority") within Seller's possession, custody or control applicable to its assets, properties, business and operations or necessary for the conduct of its business (the "Permits"). To the actual knowledge, information and belief of Seller, Schedule 6.16 hereto sets forth a true, complete and correct list of all such Permits held or used, and true and complete copies thereof have heretofore been made available to the Purchaser. Except as set forth in
Schedule 6.16, Seller has received no outstanding violations, notices of noncompliance therewith, judgments, consent decrees, orders or judicial or administrative actions(s) or proceeding(s) affecting any of said Permits, and, to the actual knowledge, information and belief of Seller, no condition exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would permit the suspension or revocation of any of said Permits other than by expiration of the term set forth therein.

                           6.17 CONSENTS AND APPROVALS. Except as set forth on
Schedule 6.17 hereto, to the actual knowledge, information and belief of Seller, there are no authorizations, consents, approvals or notices required to be obtained or given by the Seller or the Partnership or waiting periods required to expire, in order that the Interests be transferred to Purchaser and otherwise that this Agreement and the transactions provided for herein may be consummated by either Seller or the Purchaser.

                           6.18 DISCLOSURE. To the actual knowledge,
information and belief of Seller, neither this Agreement nor any other document, certificate, exhibit, statement, or schedule furnished or to be furnished by or on behalf of the Seller to Purchaser in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the factual statements contained therein, in light of the circumstances under which made, not misleading.

                           6.19 CONFLICTS. The execution and delivery of this
Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of the governing documents of the Seller, (b) conflict with, result in a breach of, or constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under any agreement or instrument to which Seller is a party, (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller, or (d) result in the creation of any lien, charge or encumbrance on any of the Interests.

                           6.20 ENFORCEABILITY. This Agreement has been duly
executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, "Equitable Limitations"). At the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute its legal, valid and binding obligations enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants unto Seller that:

                           7.1 DUE ORGANIZATION. Each of Meridian Exploration
Corporation and Allegheny Interests, Inc. is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

                           7.2 AUTHORIZATION. Each of Meridian Exploration
Corporation and Allegheny Interests, Inc. has full power, in accordance with law, to execute and perform this

Agreement, and such execution and performance does not conflict with any charter or bylaw provision of either Purchaser or with any contract to which either Purchaser is a party, or to which it is subject. The Board of Directors of each Purchaser has authorized, or before the Closing shall have authorized, this Agreement, the transactions contemplated herein, and their execution by each Purchaser.

                           7.3 ENFORCEABILITY. This Agreement has been duly
executed and delivered on behalf of each Purchaser, and constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. At the Closing all documents required hereunder to be executed and delivered by each Purchaser shall be duly executed and delivered and shall constitute legal, valid and binding obligations of each Purchaser enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

                           7.4 CONFLICTS. The execution and delivery of this
Agreement by each Purchaser does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under any provision of either Purchaser's Certificate of Incorporation, bylaws or other governing documents,
(b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which either Purchaser is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to either Purchaser.

                  SECTION 8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The liability of Seller and Purchaser under each of their respective representations and warranties contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereunder, but only for a period of one (1) year from the Closing Date, subject to the limitations contained in Section 6.20; provided, however, that notwithstanding any other provisions of this Agreement, representations and warranties made with respect to taxes shall survive throughout the applicable statute of limitations period(s) for such taxes.

                  SECTION 9. ADDITIONAL AGREEMENTS OF THE PARTIES.

                           9.1 EXAMINATION OF TITLE; TITLE DEFECTS.

                           From the date hereof to the Closing Date, Seller
shall provide Purchaser full opportunity to examine the Interests, including but not limited to all records, files, reports and documents in Seller's possession, custody or control pertaining to the Interests as Purchaser reasonably may request.

         Purchaser's examination of title shall be completed on or before December 31, 1998.

A "Title Defect" shall be deemed to include any lien, claim, defect, encumbrance or deficiency such that the Seller or the Partnership does not have good and marketable title to a particular item of the Interests, or such that the net revenue interests of the Seller or the Partnership are otherwise less than, or the working or cost bearing interests of the Seller or the Partnership are otherwise more than those set forth in Exhibit A, provided, no Permitted Encumbrance shall constitute a Title Defect. "Permitted Encumbrances" are, except as otherwise provided herein, comprised of (i) royalties, overriding royalties, production payments and other burdens on production which do not reduce the net revenue interest of an item of the Interests to less than the interests set forth in Exhibit A and matters of public record, (ii) liens for taxes, labor and materials where payment is not due, (iii) regulatory authority of governmental agencies not presently or previously violated, easements, surface leases and rights, plat restrictions, contractual burdens and similar encumbrances, provided that they do not materially detract from the value or increase the cost of operation of any item of the Interests, and (iv) regulatory filings with and consents by regulatory authority if they are customarily obtained subsequent to the sale or conveyance.

                           9.2 ENVIRONMENTAL AUDIT; ENVIRONMENTAL DEFECTS.
Purchaser may in its sole cost and discretion perform, or may have a third party perform prior to Closing, an environmental audit of the Interests to determine if there exist any conditions attributable to the Interests which violate any Environmental Laws ("Environmental Defects"). The results of any environmental audit will be issued on or before December 31, 1998.

                           9.3 NOTIFICATION OF DEFECTS. Seller and Purchaser
agree that the Purchase Price stated in Section 3.1 hereinabove reflects the mutually agreed adjustment to the Purchase Price resulting from Purchaser's report of Title Defects and Environmental Defects of which Purchaser has become aware as of the date of execution of this Agreement.

                           9.4 DELIVERY OF BOOKS AND RECORDS. Seller shall
deliver to Purchaser, as soon as practicable after the Closing Date (but in no event more than thirty (30) days after the Closing Date), all original, unrestricted books, files, records and other information in the possession, custody or control of Seller and Seller's disbursement agents (including, without limitation, all land, geological, geophysical and applicable accounting files, records and other material) relating to the Interests, or copies thereof at Purchaser's expense. For a period of five (5) years after the Closing Date, Purchaser shall permit Seller reasonable access to such files and records.

                           9.5 TRANSFER OF OPERATIONS. Seller shall use all
reasonable efforts to cause Meridian Exploration Corporation, its successors and assigns, to be the Managing General Partner under the Partnership and to be the designated operator under applicable contracts and regulatory orders of all Wells, units and properties included in the Interests.

                           9.6 INSURANCE AND BONDS. Seller will, at its
expense, maintain in full force and effect until the Closing Date, all policies of insurance and all surety and other bonds to which the Seller or the Partnership is a party with respect to the Interests.

                           9.7 FURTHER ASSURANCES. From time to time (whether
at or after Closing), as and when requested by the other, Seller and Purchaser or their successors or assigns will execute, acknowledge and deliver all such instruments and documents and take such other action as such parties may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to transfer to Purchaser the Interests.

                           9.8 CONDEMNATION, CASUALTY LOSS OR CLAIMS. If, after
the execution of this Agreement, and prior to the Closing Date, any item of the Interests is damaged or destroyed by fire or other casualty, is taken under the right of eminent domain, or proceedings for such purposes are pending or threatened, or if any item of the Interests is made the subject of any pending or threatened suit, action or other proceeding before any court or governmental agency, then the existence of such a circumstance shall be treated as if the item of the Interests affected thereby were subject to a Title Defect; provided, if Purchaser shall elect to waive such defects affected by damage, destruction or other casualty, or taken under eminent domain, then all sums paid to Seller or the Partnership by reason of the damage, destruction or taking of such item of the Interests, and all of the right, title and interest of the Seller or the Partnership in and to any unpaid awards or other payments from third parties, and any claims, causes of action or demands against third parties, arising out of such damage, destruction, taking or pending or threatened taking, shall be assets of the Seller to which Purchaser shall be entitled. Prior to the Closing Date, Seller shall not voluntarily compromise, settle or adjust any such rights to awards or other payments, or any such claims, causes of action or demands without the prior written consent of Purchaser, provided, however, Seller may execute such instruments or documents as may be required pursuant to the letter agreement dated September 17, 1998 between Seller and Mr. and Mrs. Ralph Auvil.

                           9.9 CONSENTS, PREFERENTIAL RIGHTS TO PURCHASE.
Promptly after execution hereof the Seller will proceed diligently to solicit any consents to the transfers contemplated hereby which are required to be obtained from third parties and will give all notices required by existing contracts with respect to preferential rights to purchase on the part of third parties and to obtain waivers of such preferential rights. Properties subject to Preferential Rights are listed on Schedule 9.9. Any item of the Interests which requires the consent of a third party for transfer where such consent cannot be obtained prior to the Closing Date (other than routine consents required in connection with federal and state leases), or which is subject to a preferential right to purchase which has not expired and has not been waived prior to the Closing Date, may, at Purchaser's option, be treated as an excluded interest, and the Purchase Price shall be adjusted downward by the agreed values of each such items of the Interests. Promptly upon receipt of any written communication from a preferential rights holder in response to the Seller's said notices, Seller shall give notice thereof by forwarding such responses by facsimile transmission to Purchaser at Allegheny Interests, Inc., attention: Roland P. Keddie, fax number (412) 201-3087 and to Sherrard, German & Kelly, P.C., fax number (412) 261-6221, attention: Joseph L. Robinson.

                           9.10 FINANCING CONTINGENCY. Purchaser's obligation
to purchase the Interests is contingent upon Purchaser securing financing arrangements upon terms and conditions suitable to Purchaser. In the event that such financing is not so secured on or before the Closing Date, Purchaser may elect to close the transaction contemplated hereby, or may notify Seller of Purchaser's election to terminate this Agreement. In the event of such termination, all rights and liabilities of the parties hereunder shall cease and determine with no liability on the part of either party to the other.

                           9.11 DISTRIBUTIONS. Seller will continue to perform
as operator, where applicable, (and as such is entitled to retain any operating fees and expenses incurred) until Closing, and in such capacity, will make all distributions to owners of the Interests and partners in the Partnership applicable to production through the close of business on December 31, 1998. In connection with such distributions, Seller will prepare and issue all necessary and appropriate (a) Forms 1065, U.S. Partnership Return of Income, including Schedules K-1, Partner's Share of Income, Credits, Deductions, and providing each partner with his/her respective Schedule K-1, together with any required state partnership income tax returns, and (b) all appropriate required Forms 1099, Information Returns, and Forms 1096, Annual Summary and Transmittal of U.S. Information Returns. In the event that Seller is required to advance its own funds in order to make distributions to the partners of the Partnership applicable to production through the close of business on December 31, 1998, then Purchaser shall reimburse Seller for the amount of any such advances.

                           9.12 TAX ESCROW. Seller and Purchaser recognize that
the assessments of the Interests which will be utilized for property taxes assessed by the State of West Virginia were established in 1998 at such time as Seller and the Partnership owned the Interests; that such taxes assessed prior to the Effective Date are the liability of and will be paid by Seller and the Partnership; that such taxes have not yet been invoiced and will be first invoiced in 1999 after Purchaser has become the owner of the Interests; and that as such owner, the State of West Virginia will invoice such taxes to Purchaser. In order that the parties may provide for the payment of such taxes by Purchaser for the account of Seller during 1999, Purchaser shall establish an escrow account at Closing. The amount of funds to be deducted from the consideration due hereunder and retained by Purchaser shall be based upon prior years' assessments. The amount of $ 12,924. reflected in the Closing Statement,
Exhibit 3.4 attached hereto, is intended to reflect 11/12ths of the property taxes assessed as of July 1, 1998. It is the parties' intention that Seller is liable for 11/12ths of said taxes and Purchaser is liable for 1/12th of said taxes. Purchaser shall pay said taxes when invoiced, at the greatest discount available. In the event that Purchaser has retained in escrow an amount in excess of the amount invoiced and paid, Purchaser shall refund any such excess to Seller immediately after payment. In the event that the actual amount of such taxes due exceeds the amount retained in escrow by Purchaser, Purchaser shall so notify Seller and Seller shall immediately remit any such deficiency to Purchaser.

                  SECTION 10. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the conditions that, at or prior to the Closing Date:

                           10.1 EXECUTION OF AGREEMENT. This Agreement shall
have been signed by Seller obligating and committing Seller to sell to Purchaser all of the Interests, and Seller shall at the Closing on the Closing Date deliver to Purchaser all of the items in Section 4.1 of this Agreement and Seller shall in addition fully comply with the terms and provisions hereof, it being understood and agreed that the obligation of Purchaser to purchase the Interests is conditioned upon performance hereunder by Seller.

                           10.2 COMPLIANCE. All of the terms, covenants, and
conditions of this Agreement to be complied with or performed by Seller at or before the Closing Date shall have been duly complied with and performed.

                           10.3 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The
representations and warranties of Seller set forth in Section 6 hereof shall be true on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. The provisions of this paragraph shall be self executing, and Seller, by having closed the sale of the Interests hereunder, shall be deemed conclusively to have certified at Closing that all such representations and warranties were true on and as of the Closing Date.

                           10.4 FINANCING. Purchaser shall have secured the
necessary financing of the Purchase Price as more fully addressed at Section
9.10 hereinabove.

                           10.5 NO ADVERSE EFFECT. The Interests shall not have
been materially adversely affected as a result of any fire, accident, or other casualty or any act of God or the public enemy, unless they shall have been protected and fully covered by insurance.

                           10.6 NO ADVERSE CHANGE. There shall have been no
changes in the Interests since the execution of this Agreement, other than changes in the ordinary course of business that do not have a materially adverse effect on the value of the Interests.

                           10.7 INTENTIONALLY LEFT BLANK.

                           10.8 AUTHORIZATIONS. All material authorizations,
approvals, and consents of any governmental authority or agency necessary in connection with the sale and transfer of the Interests to Purchaser or for the continued operation of the Interests in the manner in which the Interests are now conducted after such transfer, shall have been secured.

                           10.9 CONSENTS. Seller shall have received all
material consents, permissions, novations and approvals by third parties necessary for the sale and transfer of the Interests.

                           10.10 LITIGATION. No action or proceeding shall have
been instituted or threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation thereof.

                           10.11 PREFERENTIAL RIGHTS. With respect to all
Interests which are subject to a preferential purchase right, either (a) such preferential purchase rights shall have been waived or terminated by the holders thereof or lapsed in accordance with their terms, or (b) the Seller shall have received notice that the holder of such preferential purchase rights intends to exercise such preferential purchase rights.

                           10.12 AMENDMENT OF PARTNERSHIP AGREEMENT/MANAGING
GENERAL PARTNER. Seller shall have provided Purchaser with (a) a true and correct list of the names and addresses of all partners of the Partnership according to Seller's internal records, (b) true and correct copies of all notices forwarded to partners of the Partnership by which Seller sought to amend the agreement of limited partnership of the Partnership, and (c) a true and correct copy of all responses received by Seller in response to Seller's said notices.


                  SECTION 11. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement are, at the option of Seller, subject to the condition that, at or before the Closing Date, all the terms, conditions, and covenants of this Agreement to be complied with and performed by Purchaser at or before the Closing Date shall have been duly complied with and performed.

                  SECTION 12. LIMITED LIABILITY OF SELLER. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability for any misrepresentation or breach of warranty under this Agreement to the extent that the breach of warranty or the falsity of the representation upon which such liability would be based is disclosed in any of the schedules attached hereto, or for the Environmental Defects which were reported to Seller by Purchaser's letter dated December 31, 1998, and as to which the parties have agreed to an adjustment in the Purchase Price.

                  SECTION 13. INDEMNIFICATION BY PURCHASER. Purchaser shall defend, indemnify and save Seller harmless from and against (a) any and all claims, liabilities, damages, losses and expenses, including reasonable attorneys' fees and expenses and costs of suit (collectively, "Losses"), arising out of any and all inaccurate representations and out of any and all breaches of covenants and warranties and stipulations and agreements and certifications made by or on behalf of Purchaser in this Agreement or in any document delivered hereunder, (b) any Losses suffered or incurred by Seller arising from the ownership or operation of the Interests after the Closing by Purchaser or any of its affiliates, including, without limitation, losses attributable to Purchaser's noncompliance with any Environmental Laws, and (c) any Losses suffered or incurred by Seller arising from the Environmental Defects as to which Seller and Purchaser have agreed to an adjustment in the Purchase Price.

                  SECTION 14. ARBITRATION.

                           14.1 BINDING ARBITRATION. On the request of any
party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

                           14.2 GOVERNING RULES. Any arbitration shall be
administered in accordance with the terms of this Section and the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

                           14.3 ARBITRATORS. Any arbitration shall be conducted
before one arbitrator. The arbitrator shall be a practicing attorney licensed to practice in the State of West Virginia who is knowledgeable in the subject matter of the Dispute selected by agreement between the parties hereto. If the parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any party may request the federal district court to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

                           14.4 CONDUCT OF ARBITRATION. To the maximum extent
practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute. Arbitration proceedings shall be conducted in Clarksburg, West Virginia. The arbitrator shall be empowered to impose sanctions and to take such other actions as the arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees but not punitive damages to the prevailing party. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

                           14.5 COSTS OF ARBITRATION. All fees of the
arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by Purchaser and Seller equally unless otherwise awarded by the arbitrator.

                  SECTION 15. EXPENSES. Seller shall pay its own expenses and costs, including, without limitation, all counsel fees and transfer taxes, and Purchaser shall pay its expenses and costs in connection with this Agreement and the transactions contemplated hereby, including any counsel fees, and recording costs.

                  SECTION 16. NOTICE. "Notice" means any notice, demand, request, or other communication or document to be provided under this Agreement to a party to this Agreement. The Notice shall be in writing and shall be given to the party at its address or telecopy number set forth below or such other address or telecopy number as the party may later specify for that purpose by notice to the other party. Each Notice shall, for all purposes, be deemed given and received:

                           A. If given by telecopy, when the telecopy is
transmitted to the party's telecopy number specified below and confirmation of complete receipt is received by that transmitting party during normal business hours or on the next business day if not confirmed during normal business hours;

                           B. If hand delivered to a party against receipted
copy, when the copy of the notice is receipted;

                           C. If given by a nationally recognized and reputable
overnight delivery service, the day on which the notice is actually received by the party; or

                           D. If given by any other means or if given by
certified mail, return receipt requested, postage prepaid, three (3) business days after it is posted with the United States Postal Service, at the address of the party specified below:

If to Seller:            Venus Exploration, Inc.
                         1250 N.E. Loop 410-Suite 1000
                         San Antonio, TX 78209
                         Telephone:  210-930-4900
                         Fax: 210-930-4901
                         Attention:  John Y. Ames and John Sowell

If to Purchaser          Meridian Exploration Corporation and
                         Allegheny Interests, Inc.
                         100 First Avenue, Suite 1100
                         Pittsburgh, PA 15222
                         Telephone:  412-201-3080
                         Fax"  412-201-3087
                         Attention:  Michael C. Linn and Roland P. Keddie

                  If any Notice is sent by telecopy, the transmitting party may as a courtesy send a duplicate copy of the Notice to the other party by regular mail. In all events, however, any Notice sent by telecopy transmission shall govern all matters dealing with delivery of the Notice, including the date on which the Notice is deemed to have been received by the other party.

                  The provisions above governing the date on which a Notice is deemed to have been received by a party to this Agreement shall mean and refer to the date on which a party to this Agreement, and not its counsel or other recipient to which a copy of the Notice may be sent, is deemed to have received the Notice.

                  If Notice is tendered under the provisions of this Agreement and is refused by the intended recipient of the Notice, the Notice shall nonetheless be considered to have been given and shall be effective as of the date provided in this Agreement.

                  SECTION 17. MISCELLANEOUS

                           17.1. BROKER'S FEES - SELLER'S INDEMNIFICATION.
Seller shall indemnify Purchaser against, and hold it harmless from, any and all liabilities, including, without limitation, counsel fees and other costs of defending against liabilities for a brokerage commission, to any person, firm, or corporation for any brokerage commission or finder's fee in connection with any of the transactions contemplated by this Agreement, arising out of acts by the Seller.

                           17.2. BROKER'S FEES - PURCHASER'S INDEMNIFICATION.
Purchaser shall indemnify the Seller against, and hold it harmless from, any and all liabilities, including, without limitation, counsel fees and other costs of defending against liabilities for a brokerage commission, to any person, firm, or corporation for any brokerage commission or finder's fee in connection with any of the transactions contemplated by this Agreement, arising out of acts by Purchaser.

                           17.3 INTEGRATION. This instrument contains the
entire agreement between the parties hereto with respect to the transaction contemplated hereby and shall not be changed or terminated except by written amendment signed by the parties hereto. Neither party has made any representations to the other except as set forth in this Agreement or in the schedules hereto.

                           17.4 EXHIBITS AND SCHEDULES. All exhibits and
schedules referred to herein are attached hereto and by this reference made a part hereof.

                           17.5 COUNTERPARTS. This Agreement may be executed in
any number of counterparts, and all counterparts executed by Purchaser and Seller together shall constitute one and the same agreement, and it shall not be necessary for Purchaser and Seller to execute the same counterpart hereof.

                           17.6 BINDING EFFECT. This Agreement shall be binding
upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, no permitted assignment by any party shall relieve such party of any of its obligations hereunder.

                           17.7 SECTION HEADINGS. The section headings
contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

                           17.8 SUPERSEDING EFFECT. This Agreement supersedes
any prior agreement and understanding between the parties with respect to the subject matter of this Agreement.

                           17.9 GOVERNING LAW. This Agreement shall be governed
by and construed in accordance with the laws of the State of West Virginia applicable to contracts made and performed entirely therein.

                           17.10 WAIVERS. No party's rights hereunder will be
deemed waived except by a writing signed by such party. Without limitation, the occurrence of the Closing shall not be deemed a waiver of any party's rights except its right to refuse to close.

                           17.11 TIME. Time shall be of the essence with
respect to all rights and obligations of Seller and Purchaser regarding due diligence hereunder.

                           17.12 CONSTRUCTION. This Agreement shall not be
construed against the party preparing it, but shall be construed as if both parties prepared this Agreement. This Agreement is not intended to confer any rights or remedies upon any other persons who or which are not parties hereto.

                           17.13 ASSIGNMENT. Neither Seller nor Purchaser may
assign its rights or delegate its duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, before Closing, without the prior written consent of Purchaser; with the following exception: Allegheny Interests, Inc. desires to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder, for title in the Interests which are the subject of this Agreement which will be acquired by Allegheny Interests, Inc. Allegheny Interests, Inc. expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:                                SELLER:

                                       VENUS EXPLORATION, INC.

By: /s/ John H. Sowell III             By: /s/ John Y. Ames
    -------------------------------        -------------------------------------
    Secretary                              President


ATTEST:                                PURCHASER:

                                       ALLEGHENY INTERESTS, INC.

By: /s/ Melanie Mochan                 By: /s/ Roland P. Keddie
    -------------------------------        -------------------------------------
    VP Finance                             Vice President

                                       MERIDIAN EXPLORATION
                                       CORPORATION

By: /s/ Melanie Mochan                 By: /s/ Roland P. Keddie
    -------------------------------        -------------------------------------
    VP Finance                             Vice President